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                                                  EXHIBIT 10.1

                              FORBEARANCE AGREEMENT


          This Forbearance Agreement (the "Agreement") is entered into this 30 day of June, 1995, among MELLON BANK, N.A., ("Mellon"), UNITED STATES NATIONAL BANK OF OREGON ("USNB"), EMKAY DEVELOPMENT COMPANY, INC. ("Emkay") and MORRISON KNUDSEN CORPORATION, a Delaware corporation ("Morrison").

                                    RECITALS

          A. Emkay is indebted to Mellon pursuant to a promissory note dated December 15, 1994, in the original principal amount of $20,180,000 (the "Mellon Note"). As of June 30, 1995, Emkay owed Mellon the principal amount of $20,180,000 and accrued interest of $182,449.32 pursuant to the Mellon Note.

          B. Emkay is indebted to USNB pursuant to a promissory note dated December 8, 1994, (the "USNB Note") in the original principal amount of $10,897,963.11. As of June 30, 1995, Emkay owed USNB the principal amount of $10,897,963.11 and accrued interest (computed at USNB's prime rate of interest since March 14, 1995) of $296,969.49 pursuant to the USNB Note.

          C. The amounts due under the Mellon Note and the USNB Note are collectively referred to as the "Loans." Those notes, Morrison's guaranties with respect thereto, and any loan agreements or other documents related to the Loans are referred to below collectively as the "Existing Loan Documents."

          D. Payment of the obligations of Emkay to Mellon and USNB with respect to the Loans is guaranteed unconditionally by Morrison.

          E. Interest continues to accrue on the promissory notes described above on and after July 1, 1995, and is due and owing by Emkay to Mellon and USNB (the "Banks") in addition to the amounts specified above. In addition, Emkay is obligated to reimburse the Banks for certain attorney fees and costs incurred by the Banks.

          F. Emkay is in default on the Loans as a result of Emkay's failure to pay the Loans as agreed. The defaults described in the preceding sentence and any other defaults on the Loans or under the Existing Loan Documents as of the date of this Agreement, whether or not such defaults are known to the Banks, are referred to below collectively as the "Existing Defaults."

          G. Emkay and Morrison have requested the Banks to forbear from exercising the Banks' rights and remedies against Emkay and Morrison as a result of the Existing Defaults. The


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Banks are willing to do so, subject to the terms and conditions of this
Agreement.

                              TERMS AND CONDITIONS

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties to this Agreement agree as follows:

                                    SECTION I

                           PAYMENT OF THE OBLIGATIONS

          1.1 CONDITIONAL AGREEMENT TO FORBEAR. The Banks hereby agree to forbear from exercising their existing rights and remedies against Emkay and Morrison with respect to the Loans (and Morrison's guaranties of the Loans) as a result of the Existing Defaults until the earlier of (a) June 30, 1996; or
(b) the occurrence of an Event of Default (as defined in paragraph 7.1 of this Agreement).

          1.2 ACKNOWLEDGMENT OF AMOUNTS OWED WITH RESPECT TO THE EXISTING NOTES. Emkay and Morrison hereby acknowledge and agree that the entire amounts of principal and interest specified in the Recitals to this Agreement are due and payable to the Banks and, except with respect to the counterclaims asserted by Emkay and Morrison against USNB in the Litigation (as defined in paragraph
4.1 of this Agreement), are not subject to any offset, defense, counterclaim, or claim of recoupment by Emkay or Morrison, or either of them. Furthermore, Emkay and Morrison acknowledge the accuracy of the other recitals to this Agreement. Emkay and Morrison acknowledge and agree that, contemporaneously with the execution of this Agreement, which includes the release specified in paragraph 4.3 below, the above-described counterclaims against USNB are released and dismissed and the entire amount of principal and interest specified in Recital B to this Agreement is due and owing to USNB without offset, defense, counterclaim, or claim of recoupment.

          1.3 REAFFIRMATION OF GUARANTIES. Morrison hereby reaffirms its obligations to the Banks under its guaranties to unconditionally guarantee prompt payment and performance of Emkay's obligations with respect to the Loans.


          1.4 PAYMENT OF ACCRUED INTEREST, COSTS, AND ATTORNEY FEES. On the date of execution of this Agreement, Emkay shall pay to Mellon and USNB all accrued but unpaid interest as of the date of this Agreement pursuant to the Mellon Note and the USNB Note, respectively. In addition, on the date of execution of this Agreement, Emkay shall reimburse the Banks for all reasonable costs and expenses, including reasonable attorney fees, incurred by either of the Banks to the date of this Agreement


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in connection with the negotiation and documentation of this Agreement and the transactions contemplated by this Agreement (but specifically excluding any attorney fees incurred by USNB in connection with the Litigation). The Banks shall provide Emkay with reasonably detailed evidence of such attorney fees.

          1.5 APPLICABLE INTEREST RATES. Except as specified in the following sentence, the rate of interest applicable to amounts owed by Emkay pursuant to the Mellon Note and the USNB Note on and after the date of this Agreement shall be Mellon's publicly announced prime rate (fully floating) and USNB's publicly announced prime rate (fully floating), respectively. Nothing herein shall affect, alter, or impair the Banks' rights to charge Emkay the default rates of interest specified in the Mellon Note and the USNB Note (as applicable) following an Event of Default.

          1.6 PAYMENT OF THE NOTES. On July 5, 1995, and the same day of each month thereafter through and including June 1996, Emkay shall pay Mellon and USNB an amount equal to interest accrued through the last day of the preceding month on the Mellon Note and the USNB Note, respectively. The entire unpaid balance of principal and interest owed to Mellon on the Mellon Note and to USNB on the USNB Note shall be due and payable by Emkay on June 30, 1996 (the "Maturity Date"), subject to the right of Mellon and USNB (or either of them) to accelerate the amounts owed pursuant to those notes prior to the Maturity Date upon the occurrence of an Event of Default. The Notes may be prepaid at any time without premium or penalty.

          1.7 ONGOING EXPENSES OF THE BANKS. Emkay shall reimburse the Banks for all necessary expenses reasonably incurred by the Banks on and after the date of this Agreement, including, but not limited to, recording charges, escrow charges, travel expenses, appraisal costs, environmental survey and investigation costs, collateral examination and inspection costs, and the reasonable fees and expenses of legal counsel for the Banks (including in-house legal counsel), in connection with (a) the preparation, negotiation, closing, administration, amendment, modification, and enforcement of this Agreement, or the agreement evidenced hereby; (b) the valuation, evaluation, preservation, or protection of the Collateral (as that term is defined in paragraph 2.1 of this Agreement) (or the Banks' security interests therein); or (c) actions taken as required by applicable law, rules, regulations, and policies. Except as provided in Section 2.3 of this Agreement, the amounts owed by Emkay pursuant to the preceding sentence of this Agreement shall be paid by Emkay to the bank in question within ten days of the date Emkay receives a bill (which may be sent by facsimile transmission and shall be deemed to have been received by Emkay upon completion of such transmission) from Mellon or USNB for such amounts, with adequate detail supporting the billing. If


                                      - 3 -

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Emkay fails to pay all or any portion of the amounts referred to in the preceding sentence, such unpaid amounts shall be due and owing to the Banks (or such bank as is not paid), together with interest thereon at the default rate specified in the applicable promissory note from the date Emkay received the bill therefor, until paid.

          1.8 ATTORNEY FEES. Without limiting the meaning of the term "enforcement" as used in the preceding paragraph of this Agreement, if the Banks (or either of them) incur any attorney fees (including those of in-house counsel) in any action, suit, or bankruptcy case or proceeding in relation to or involving this Agreement, the Security Agreements, or any other instrument or agreement between or among the parties to this Agreement (or any of them) or any appeal of any of the foregoing, in which the Banks (or either of them) are the prevailing party, such bank or banks in addition to all other sums that the other party may be called upon to pay, shall be entitled to recover the prevailing party's reasonable attorney fees incurred therein.

          1.9 INTERCREDITOR AGREEMENT. The Banks will enter into such intercreditor agreement, collateral agency agreement, and other agreements that the Banks believe are necessary to provide for a pro rata sharing of all income and proceeds from the Collateral and perfection and protection of their security interests and liens in the Collateral. Emkay and Morrison shall take any actions reasonably requested by the Banks that will facilitate the Banks' agreement to share the Collateral and the proceeds thereof on a pro rata basis. The pro rata sharing between the Banks shall be computed in accordance with the principal balances owed with respect to the Mellon Note and the USNB Note as of the date of this Agreement, which means that Mellon's share of pro rata payments and expenses is 64.9335 percent and USNB's share thereof is 35.0665 percent (the "Pro Rata Shares").

          1.10 CONTINUED VALIDITY OF AGREEMENTS. Emkay and Morrison hereby expressly acknowledge and agree that the Mellon Note and any related documents, the USNB Note and any related documents, Morrison's guaranties with respect to those notes, and any other agreements between or among the parties to this Agreement (or any of them), are valid, binding agreements and are enforceable against Emkay and Morrison (as applicable) in accordance with the terms of those agreements, except to the extent expressly modified or amended by this Agreement. The Banks' forbearance hereunder is only with respect to the Existing Defaults and does not apply or extend to an Event of Default hereunder, or to any default under any other agreements between or among the parties to this Agreement.


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                                   SECTION II

                         COLLATERAL FOR THE OBLIGATIONS

          2.1 GRANTING OF SECURITY INTERESTS. Contemporaneously with the execution of this Agreement, Emkay shall execute and deliver to the Banks such security agreements, trust deeds, or other documents (the "Security Agreements") that the Banks reasonably believe are necessary or desirable to grant the Banks security interests and liens in or with respect to all existing and after-acquired assets of Emkay, including all income and rents from such assets and all proceeds of the sale or other disposition of all such assets. The assets that are the subject of the Banks' security interests and liens described in the preceding sentence (including all proceeds thereof) are referred to in this Agreement collectively as the "Collateral."

          2.2 OTHER DOCUMENTS. Emkay hereby agrees that until the Mellon Note and the USNB Note have been paid in full, Emkay promptly shall execute and deliver to the Banks all documents reasonably deemed necessary or desirable by the Banks to create, evidence, perfect, or continue their security interests or liens in the Collateral.

          2.3 APPRAISALS AND ENVIRONMENTAL REPORTS. Emkay promptly will take any and all action reasonably requested by the Banks (or either of them) that the Banks believe is necessary or desirable to enable the Banks to obtain appraisals and environmental reports on all real property owned by Emkay, or subject to any interest, claim, or right of Emkay. The determination of whether it is necessary or desirable to obtain appraisals and environmental reports will be made by the Banks (or either of them) in their good faith discretion, but will consider, among other things, whether the real property or the assets of Emkay related to the real property is subject to a pending disposition by Emkay. Emkay hereby agrees that costs incurred by the Banks with respect to appraisals and environmental studies shall be added to the obligations of Emkay to the Banks with respect to the Loans and shall be paid by Emkay on or before the maturity of the Loans.

          2.4 CERTIFICATION REGARDING ASSETS. Prior to or contemporaneously with the execution of this Agreement, Emkay shall deliver to the Banks a written list of all assets of Emkay having a book or market value of $10,000, or more.

          2.5 THE BANKS' RIGHT TO INSPECT THE COLLATERAL. Emkay hereby agrees that the Banks (or either of them) may inspect all or any portion of the Collateral at any reasonable time on reasonable advance notice to Emkay. Notwithstanding the foregoing, after an Event of Default hereunder, the Banks (or either of them) may take any action permitted by law at any time,

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with or without notice to, or the permission of, Emkay or Morrison.

                                   SECTION III

                             THE LIQUIDATION PROCESS

          3.1 THE SALES AGENT. On or before July 10, 1995, Emkay will retain a sales agent (the "Sales Agent") reasonably acceptable to the Banks on terms reasonably acceptable to the Banks. The Sales Agent will be authorized and directed by Emkay to obtain offers to purchase, or otherwise arrange sales of, in each case subject to approval by Emkay's Board of Directors, Emkay's interests in the Collateral on or before June 30, 1996.

          3.2 ASSET LIQUIDATION PROGRAM. On or before July 17, 1995, Emkay, with the assistance of the Sales Agent, shall develop and deliver to the Banks a plan for the liquidation of the Collateral (the "Liquidation Plan") by June 30, 1996, which plan must be reasonably acceptable to the Banks. At the same time, Emkay and the Sales Agent shall deliver to the Banks a budget setting forth the projected income and expenses relating to the proposed plan for the liquidation of Emkay's assets (the "Liquidation Budget"), which budget must be reasonably acceptable to the Banks. The Banks acknowledge that the Liquidation Plan may reflect that proceeds resulting from the liquidation of the Collateral may be insufficient to pay the Loans in full and agree that such fact, in and of itself, shall not cause the Liquidation Plan to be unacceptable to the Banks.

          3.3 THE EMKAY CASH COLLATERAL ACCOUNT. All proceeds of the Collateral, including rents, profits, other revenue or payments, and proceeds resulting from the sale or disposition of all or any portion of the Collateral, shall be deposited into an account maintained by Emkay at USNB (the "Emkay Cash Collateral Account"). Prior to or contemporaneously with the execution of this Agreement, Emkay shall grant the Banks security interests and liens in the Emkay Cash Collateral Account and all funds now or hereafter in that account.

          3.4 USE OF FUNDS IN THE EMKAY CASH COLLATERAL ACCOUNT. Funds on deposit in the Emkay Cash Collateral Account may be used by Emkay only for the following purposes:

               (a) To pay the reasonable expenses of Emkay incurred in connection with the preservation, protection, and liquidation of the Collateral; and

               (b) To pay the obligations owing by Emkay to the Banks pursuant to the Loans and this Agreement.

Proceeds of the Collateral, including funds in the Emkay Cash Collateral Account, may not be paid, transferred, delivered, or

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otherwise given to or received by Morrison until Emkay has paid in full its obligations to the Banks pursuant to the Loans and this Agreement. Accordingly, Morrison shall not be reimbursed by Emkay (or with proceeds of the Collateral) for support services, if any, provided by Morrison to Emkay until Emkay has paid in full its obligations to the Banks pursuant to the Loans and this Agreement.

          3.5 MANDATORY DISTRIBUTION OF AMOUNTS IN THE EMKAY CASH COLLATERAL ACCOUNT. Unless the parties to this Agreement agree in writing to a different schedule for disbursement, the entire balance of funds in the Emkay Cash Collateral Account, except for such amount that must reasonably be retained to fund payment of the items discussed in paragraph 3.4 above, shall be disbursed to the Banks (according to their Pro Rata Shares) on the last day of each month following the date of this Agreement. Notwithstanding the foregoing, all amounts in the Cash Collateral Account shall be disbursed to the Banks according to their Pro Rata Shares immediately after the occurrence of an Event of Default.

          3.6 LIMIT ON VARIANCE FROM THE LIQUIDATION BUDGET. Emkay's expenditures with respect to the matters identified in paragraph 3.4(a) above shall not exceed the expenses projected in the Liquidation Budget by more than 10 percent, measured on an aggregate basis from the date of this Agreement.

          3.7 LIEN RELEASE MECHANISM. The Banks agree that they shall consent to a sale by Emkay of all or any portion of the Collateral (and shall release their liens and security interests in the asset or assets in question upon Emkay's compliance with paragraph 3.3 of this Agreement) that would result in payment in cash to Emkay on or before June 30, 1996, in an amount equal to or greater than the price specified in the Liquidation Plan for the asset or assets in question, provided that such sale is evidenced by a binding, written agreement and is to a buyer that is determined by the Sales Agent to be ready, willing, and able to close the transaction. If Emkay proposes to sell all or any portion of the Collateral for an amount less than specified in the Liquidation Plan (or the sale is proposed prior to delivery of the Liquidation Plan to the Banks and approval by the Banks thereof), and the terms of such proposed sale or sales constitute a Recommended Sale (as defined in the following sentence), and the Banks do not consent to such sale and do not agree to release their liens or security interests in the asset or assets in question upon Emkay's compliance with paragraph 3.3 of this Agreement, then, in the event that a subsequent sale of the asset or assets in question results in less proceeds paid to Emkay than the proceeds that would have been received by Emkay if the Recommended Sale had closed, Emkay shall receive a credit against the amount owed with respect to the Loans (which shall be allocated between the loans in accordance with the Banks' Pro Rata Shares) equal to the difference between the proceeds actually received by Emkay from the sale of the asset or assets

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in question and the proceeds Emkay would have received if the Recommended Sale had closed. The term "Recommended Sale" as used in this Agreement means a sale of all or any portion of the Collateral that has been recommended by the Sales Agent and approved by Emkay's Board of Directors that would result in payment of the agreed-upon purchase price in cash on or before June 30, 1996, pursuant to a binding, written agreement by a buyer that is determined by the Sales Agent to be ready, willing, and able to close the transaction.

                                   SECTION IV

                              LAWSUIT AND RELEASES

          4.1 DISMISSAL OF CLAIMS. As of the date of this Agreement, USNB, Emkay, and Morrison are parties to a lawsuit pending as Case No. 95-479-JO in the United States District Court for the District of Oregon (the "Litigation"). Contemporaneously with the execution of this Agreement, Emkay and Morrison will dismiss the counterclaims asserted by either or both of them against USNB in the Litigation with prejudice. Promptly after the perfection of the Banks' security interests and liens in the Collateral, USNB will dismiss the claims asserted by USNB in the Litigation against Emkay and Morrison without prejudice. Pending such dismissal, USNB shall take all steps necessary to abate any proceedings in the Litigation.

          4.2 EMKAY'S AND MORRISON'S RELEASE OF MELLON. Emkay and Morrison hereby release and forever discharge Mellon and Mellon's agents, principals, successors, assigns, employees, officers, directors, and attorneys, and each of them, of and from any and all claims, demands, damages, suits, rights, or causes of action of every kind and nature relating to the Mellon Note that Emkay and Morrison, or either of them, have or may have as of the date they execute this Agreement, whether known or unknown, contingent or matured, foreseen or unforeseen, asserted or unasserted, including, but not limited to, all claims for compensatory, general, special, consequential, incidental, and punitive damages, attorney fees, and equitable relief, other than Mellon's obligations under this Agreement.

          4.3 EMKAY'S AND MORRISON'S RELEASE OF USNB. Emkay and Morrison hereby release and forever discharge USNB and USNB's agents, principals, successors, assigns, employees, officers, directors, and attorneys, and each of them, of and from any and all claims, demands, damages, suits, rights, or causes of action of every kind and nature that Emkay and Morrison, or either of them, have or may have as of the date they execute this Agreement, whether known or unknown, contingent or matured, foreseen or unforeseen, asserted or unasserted, including, but not limited to, the counterclaims alleged by Morrison and Emkay in the Litigation and all claims for compensatory, general, special, consequential, incidental, and punitive damages,


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attorney fees, and equitable relief, other than USNB's obligations under this
Agreement.

          4.4 USNB'S LIMITED RELEASE OF EMKAY AND MORRISON. USNB hereby releases Emkay, Morrison and their respective agents, principals, successors, assigns, employees, officers, directors, and attorneys, and each of them, of and from any and all claims, demands, damages, suits, rights, or causes of action of every kind and nature that USNB has or may have as of the date of this Agreement, whether known or unknown, contingent or matured, foreseen or unforeseen, asserted or unasserted (including matters of the type described in the preceding paragraph of this Agreement) other than (a) claims and causes of action against Emkay and Morrison for enforcement of, or recovery of the amount owed pursuant to, the USNB Note, the Existing Loan Documents (including the Morrison guaranty), this Agreement, and any agreements executed pursuant to this Agreement; and (b) claims and causes of action against such agents, principals, successors, assigns, employees, officers, directors, and attorneys for matters unrelated to the Loans, the USNB Note (and the loan evidenced thereby), the Existing Loan Documents, this Agreement, and any agreements executed pursuant to this Agreement.

                                    SECTION V

                             REPORTING REQUIREMENTS

          5.1 MONTHLY REPORTS. On or before July 25, 1995, and the 25th day of each month thereafter until Emkay has paid the Mellon Note and the USNB Note in full, Emkay shall furnish the Banks the following documents, reports, or information:

          (a) monthly financial statements with respect to Emkay, which shall include a statement of operations and a balance sheet for the preceding month;

          (b) a report in a form reasonably satisfactory to the Banks regarding sales or other dispositions of any of the Collateral during the preceding month;

          (c) a report in a form reasonably satisfactory to the Banks with respect to the status of Emkay's performance of the Liquidation Plan as of the end of the preceding month;

          (d) a report in a form reasonably acceptable to the Banks with respect to any expenditures made by Emkay during the preceding month;

          (e) a report in a form reasonably satisfactory to the Banks with respect to any payments or other revenue received by Emkay with respect to or on account of all or


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any portion of the Collateral during the preceding month; and

          (f) a certificate dated as of a date after the close of the preceding month and signed by an authorized officer of Emkay to the effect that, to the best of such officer's knowledge after due diligence and reasonable inquiry:

               (i) As of the date of the certificate no Event of Default (as defined in paragraph 7.1 of this Agreement) has occurred and is continuing, and no event has occurred and is continuing that, with the giving of notice or passage of time, or both, could be an Event of Default (an "Incipient Default") (or, if an Event of Default or an Incipient Default has occurred, or exists, Emkay has disclosed the existence thereof to the Banks);

               (ii) No material adverse change has occurred in the financial condition or results of operations of Emkay since the date of this Agreement, except (x) changes resulting from performance of the Liquidation Plan and (y) as is or has been disclosed in such certificate, or otherwise, to the Banks in writing;

               (iii)  Emkay has paid when due all withholding taxes; and

               (iv) The financial information provided to the Banks pursuant to paragraph 5.1(a) of this Agreement has been prepared in accordance with generally accepted accounting principles, consistently applied.

          5.2 MORRISON'S QUARTERLY FINANCIAL STATEMENT. As soon as available, Morrison shall provide the Banks with a copy of its financial statement as of the end of the preceding calendar quarter.

          5.3 ANNUAL REPORTS. As soon as available, Emkay shall provide the Banks with a copy of Morrison's audited consolidated annual financial statement with respect to the preceding year.

          5.4 LIST OF ASSETS SOLD IN PRECEDING YEAR. On or before June 30, 1995, Emkay shall deliver to the Banks a report identifying the aggregate amount (stated in terms of gross proceeds) of assets sold, transferred, or otherwise disposed of by Emkay during the year preceding the date of this Agreement, which shall include reasonable detail regarding the sale, transfer, or other disposition of any asset that had a book or

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market value of $50,000, or more, at the time of such sale, transfer, or other disposition.

          5.5 PAYMENT HISTORY WITH RESPECT TO NOTES. On or before July 17, 1995, Emkay shall deliver to the Banks a report in a form reasonably acceptable to the Banks identifying the balance owed as of June 1, 1995, on each of the promissory notes payable to Emkay. That report shall include, among other things, data regarding the date and amount of payments received by Emkay with respect to each of those promissory notes. In addition, promptly after the date of this Agreement, Emkay shall use reasonable efforts to obtain an estoppel certificate, or comparable document, from each obligee of the promissory notes payable to Emkay, whereby such obligees shall certify the accuracy of the amounts Emkay claims are owed pursuant to the various promissory notes as of June 1, 1995.

          5.6 INSPECTION. At reasonable times during weekday working hours, the Banks (or either of them) may inspect the records, books, premises, and operations of Emkay. Notwithstanding the foregoing, after an Event of Default hereunder, the Banks (or either of them) may take any action permitted by law, with or without notice to, or the permission of, Emkay or Morrison.

          5.7 OTHER INFORMATION. Emkay and Morrison promptly shall provide the Banks with any other information reasonably requested by the Banks (or either of them) including, but not limited to, information regarding the Collateral and information regarding the financial condition of Emkay and Morrison. Furthermore, they shall provide the Banks reasonable access to the Sales Agent.


                                   SECTION VI

                         REPRESENTATIONS AND WARRANTIES

          6.1 GENERAL REPRESENTATIONS, WARRANTIES, AND COVENANTS. To induce the Banks to enter into this Agreement, Emkay and Morrison represent and warrant to the Banks as follows:

          (a) Emkay and Morrison are duly organized and existing under the laws of the states of Nevada and Delaware, respectively. Emkay and Morrison have the power to own their property and carry on their businesses as now being conducted. Furthermore, Emkay and Morrison are duly qualified and authorized to do business and are in good standing in every state, county, or other jurisdiction in which the nature of their properties and businesses make such qualification necessary and where the failure to so qualify and remain in good standing would have a material adverse effect on their ability to

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     own their property or carry on their businesses as now being conducted;

          (b) Emkay and Morrison are authorized to execute, deliver, and perform this Agreement, and any other instrument, document, or agreement required hereunder. The execution, delivery, and performance by Emkay and Morrison (or either of them) of this Agreement, the Security Agreements, and the other documents, instruments, or agreements referred to herein does not contravene any law, the terms of the charter, bylaws or other incorporation papers of Emkay and Morrison, or any indenture, agreement, or undertaking to which Emkay or Morrison is a party, or by which Emkay or Morrison is bound;

          (c) The officers of Emkay and Morrison who execute this Agreement, the Security Agreements, or any other instrument, document, or agreement required hereunder to be executed by Emkay or Morrison, are duly and properly in office and fully authorized to execute the same;

          (d) Emkay has filed all tax returns required by law to be filed and have paid and will pay in a timely fashion all taxes, assessments, and other governmental charges, including, but not limited to, employment taxes, withholding taxes, income taxes, and taxes levied upon any of their property, assets, or income, other than those not yet delinquent and those not substantial in aggregate amount and being or about to be contested in good faith by appropriate means;

          (e) Emkay shall maintain fire and public liability insurance with respect to its properties and operations in such coverage amounts, deductibles, and other terms, and with such insurers, as are reasonably acceptable to the Banks;

          (f) Emkay shall maintain insurance with an insurer and in amount reasonably satisfactory to the Banks with respect to the Collateral (which amount shall be at least equal to the greater of the aggregate amount of the Loans, or the amount specified in any co-insurance clause in any applicable insurance policy at which Emkay does not bear any portion of the risk of loss (other than the deductible amount specified in the policy) for either a partial or total destruction of the insured property) until such time as Emkay has satisfied fully its obligations with respect to the Loans; provided, however, that nothing herein shall obligate Emkay to insure the Collateral for more than its insurable value. Each policy of insurance shall bear a lender's loss payable endorsement in a form satisfactory to the Banks naming

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     the Banks as loss payee, or otherwise insuring and protecting the Banks'
     interest in the property. Notwithstanding anything in this Agreement or any of the Security Agreements to the contrary, Emkay shall have no obligation to maintain fire insurance with respect to bare land. Prior to or contemporaneously with the date of this Agreement, Emkay shall provide the Banks evidence that they have obtained insurance as described herein; and

          (g) All information, reports, and other papers and data furnished by Emkay or Morrison to the Banks are, to the best of Emkay's and Morrison's knowledge, based upon reasonable investigation, at the time such documents are provided to the Banks, complete and correct in all material respects to the extent necessary to give the Banks true and accurate information regarding the subject matter thereof.

                                   SECTION VII

                              DEFAULT AND REMEDIES

          7.1 EVENTS OF DEFAULT. The occurrence of any of the following events ("Event(s) of Default") shall constitute a default by Emkay and Morrison under this Agreement and the notes and guaranties referred to above:

          (a) FAILURE TO PAY. Emkay fails to pay any amount owed to the Banks pursuant to either the Mellon Note or the USNB Note, within ten
     (10) days after written notice that such amount is due;

          (b) FAILURE TO PAY ATTORNEY FEES AND COSTS. Emkay fails to pay any of the Banks' attorney fees, costs, and expenses as required by paragraph 1.7 of this Agreement;

          (c) FAILURE TO DEPOSIT PROCEEDS. Emkay fails to deposit or cause to be deposited any proceeds of the Collateral into the Emkay Cash Collateral Account;

          (d) FAILURE TO APPOINT SALES AGENT OR DELIVER LIQUIDATION PLAN. Emkay fails to retain the Sales Agent, or to deliver the Liquidation Plan and the Liquidation Budget to the Banks as required by paragraphs 3.1 and 3.2, respectively, of this Agreement;

          (e) FAILURE TO COMPLY WITH OTHER OBLIGATIONS. Emkay fails to comply with any other covenant, agreement, term, or condition imposed upon Emkay by this Agreement, the Security Agreements, or any other agreement with the Banks pertaining to the Loans executed by Emkay on or after the date of this Agreement, and does not remedy or


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

     cure such failure within thirty (30) days following written notice from the Banks of such failure (notwithstanding the foregoing, the Existing Defaults shall not constitute an Event of Default under this Agreement);

          (f) INCORRECT OR MISLEADING STATEMENT. Any material statement, representation, or warranty made by Emkay or Morrison in this Agreement or in any written statement furnished to the Banks in connection with this Agreement, whether contemporaneously with or subsequent to the delivery of this Agreement, proves to have been incorrect or misleading in any material respect when made; or

          (g) RECEIVERSHIP/BANKRUPTCY. A receiver or trustee is appointed for Emkay or Morrison, or for any substantial part of any of their assets, or any bankruptcy case is instituted by or with respect to Emkay or Morrison.

          7.2 ACCELERATION. At the option of the Banks (or either of them), upon the occurrence of any Event of Default, all of the obligations of Emkay and Morrison to the Banks under this Agreement and the promissory notes and guaranties described in this Agreement immediately shall become due and payable.

          7.3 REMEDIES. Following the occurrence of an Event of Default, the Banks (or either of them) immediately and without notice to Emkay or Morrison may exercise any or all of their rights and remedies under this Agreement, the promissory notes, the guaranties, the Security Agreements, any other agreements between or among the parties, and applicable law, all of which rights and remedies are cumulative.

                                  SECTION VIII

                                  GENERAL TERMS

          8.1 NOTICE. For purposes of this Agreement, any notice required or permitted shall be in writing and is effective when actually delivered (which shall include facsimile transmission) as specified below:

          To Emkay and        Emkay Development Company, Inc.
          Morrison:           Morrison Knudsen Corporation
                              Attention:  Mr. Richard D. Parry
                              Morrison Knudsen Plaza
                              Boise, Idaho  83729
                              Facsimile No. (208) 386-5220

          To Mellon:          Mellon Bank, N.A.
                              Attention:  Mr. Alan J. Kopolow
                              One Mellon Bank Center
                              Pittsburgh, Pennsylvania  15258-0001
                              Facsimile No. (412) 234-0286

          To USNB:            United States National Bank
                                of Oregon
                              Attention:  Mr. Jeffrey C. Gardner
                              111 S.W. Fifth Avenue (T-8)
                              Portland, Oregon  97204
                              Facsimile No. (503) 275-5919

          8.2 ASSIGNMENT. Each of the Banks shall have the right to transfer or assign, without consent by Emkay or Morrison, any or all of the powers, rights, title, and interests held by such bank under this Agreement, the promissory notes, the guaranties, the Security Agreements, or any other agreements between or among the parties to this Agreement, and Emkay and Morrison hereby consent to such transfer or assignment and agree to take steps reasonably deemed necessary by Mellon, or USNB, as the case may be, to facilitate and effectuate such transfer or assignment. In the event of any transfer or assignment of the type referred to in the preceding sentence, the transferring or assigning bank shall inform the assignee or transferee in writing, with a copy to Emkay, of the existence and terms of this Agreement. The agreements referred to in the first sentence of this paragraph may not be assigned by Emkay or Morrison by operation of law, or otherwise, without the Banks' prior, written consent, and any such attempted assignment shall be void and entirely without effect.

          8.3 CAPTIONS. Any captions for the sections of this Agreement are for convenience only and do not control or affect the meaning or construction of any of the provisions of this Agreement.

          8.4 SEVERABILITY. If any term, condition, or provision of this Agreement, or any other document or instrument referred to in this Agreement, is held invalid for any reason, such offending term, condition, or provision shall be stricken therefrom, and the remainder thereof shall not be affected thereby.

          8.5 AMENDMENTS. This Agreement may be amended or modified only by a written agreement signed by an authorized representative of Emkay, Morrison, and the Banks that by its terms expressly supersedes, modifies, amends, or alters this Agreement.

          8.6 NEGOTIATED AGREEMENT. This Agreement is a negotiated agreement. In the event of any ambiguity in this Agreement, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any of the parties to this Agreement.

          8.7 VOLUNTARY AND ENTIRE AGREEMENT. The only consideration for the execution of this Agreement is the consideration expressly recited herein. This Agreement and the other agreements and instruments referred to in this Agreement set forth and constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and set forth herein, has been made between or among the Banks and any of the other parties to this Agreement. Emkay and Morrison acknowledge that they have been represented by legal counsel in connection with the negotiation and execution of this Agreement and the other agreements and instruments referred to in this Agreement. Emkay and Morrison voluntarily executed this Agreement and the other agreements and instruments referred to in this Agreement.

          8.8 CONSTRUCTION AND CONFLICT WITH OTHER AGREEMENTS. In the event of any conflict between the terms of this Agreement and the terms of any other agreements or instruments referred to in this Agreement (including, but not limited to, the Existing Loan Documents), the terms of this Agreement shall control.

          8.9 WAIVERS. No waiver of any provision of this Agreement, the promissory notes, the Security Agreements, the guaranties, or any other agreement between or among the parties hereto, nor consent to any failure by Emkay or Morrison to comply with such provisions, shall be effective unless the same shall be in writing and signed by the Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          8.10 APPLICABLE LAW. This Agreement and any other instrument or agreement required or contemplated hereunder shall be governed by, and construed under, the laws of the state of Oregon without regard to principles of conflicts of law.

          8.11 WRITING REQUIREMENT. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY THE BANKS AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR

SECURED SOLELY BY THE BORROWER'S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE BANKS TO BE ENFORCEABLE.

UNITED STATES NATIONAL             MELLON BANK, N.A.
  BANK OF OREGON


     /s/ Jeffrey C. Gardner             /s/ Alan J. Kopolow
By:                                By:
    ---------------------------        --------------------------
    Jeffrey C. Gardner                 Alan J. Kopolow
    Senior Vice President              Vice President

EMKAY DEVELOPMENT COMPANY, INC.    MORRISON KNUDSEN CORPORATION


     /s/ Richard D. Parry               /s/ Richard D. Parry
By:                                By:
    ---------------------------        --------------------------
    Richard D. Parry                   Richard D. Parry
    Vice President                     Vice President



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